Exhibit 23.2
Consent of Independent Registered Public Accounting Firm
We consent to the incorporation by reference in the Registration Statement on Form S-8 pertaining to the Amended and Restated Berry Global Group, Inc. 2015 Long-Term Incentive Plan (f/k/a Berry Plastics Group, Inc. 2015 Long-Term Incentive Plan), of our reports dated November 23, 2020, with respect to the consolidated financial statements of Berry Global Group, Inc. and the effectiveness of internal control over financial reporting of Berry Global Group, Inc. included in its Annual Report (Form 10-K) for the year ended September 26, 2020, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP
Indianapolis, Indiana
May 5, 2021